Exhibit 99.2
                                                                   Press Release

         CONTACT:
         Risa Fisher
         CareInsite, Inc.
         (201) 703-3415

 CareInsite Closes Previously Announced Acquisition of Provider Technology Group

  Blue Cross Blue Shield of Massachusetts Joins CareInsite's Healthcare Network

ELMWOOD PARK, NJ, March 27, 2000 - CareInsite, Inc. (NASDAQ: CARI), a subsidiary of Medical Manager Corporation (NASDAQ: MMGR), announced today that it has completed the previously announced acquisition of substantially all of the assets of Provider Technology Group (PTG), the e-commerce network of Blue Cross Blue Shield of Massachusetts (BCBSMA). Through PTG, BCBSMA operates a premier all-payer medical transaction processing network, linking more than 12,000 physicians with BCBSMA and most major insurance companies, government insurers, HMO's and PPO's in Massachusetts. Under a separate agreement, CareInsite will become the provider of Internet content and connectivity services for BCBSMA.

On February 14, 2000, CareInsite announced that it had signed definitive agreements with Healtheon/WebMD Corporation (NASDAQ: HLTH) pursuant to which Healtheon/WebMD will acquire CareInsite and its parent company, Medical Manager Corporation, a leading provider of practice management systems.

About CareInsite

CareInsite, Inc. provides innovative healthcare network and e-commerce services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information among physicians and their patients, and affiliated health plans, providers and suppliers. The Company's services are designed to improve the quality of patient care and reduce the administrative and clinical costs of healthcare. CareInsite is a 69% owned subsidiary of Medical Manager Corporation.

About Blue Cross Blue Shield of Massachusetts

Blue Cross Blue Shield of Massachusetts, headquartered in Boston, is New England's largest insurer, providing coverage to more than 1.9 million members. In its recently announced


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financial results, Blue Cross Blue Shield of Massachusetts posted a $61.3 million net gain, the Company's third consecutive annual net gain.

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         This press release contains certain forward-looking statements relating to CareInsite's dealings with customers and partners for its healthcare electronic commerce services. These statements are based on CareInsite's current plans and expectations and involve risks and uncertainties that could cause actual future events to be different from those described or implied by such forward looking statements. Further information about these matters can be found in CareInsite's Securities and Exchange Commission filings. CareInsite expressly disclaims any intent or obligation to update these forward-looking statements.